Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus, and “Portfolio Holdings Disclosure Policies and Procedures” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated May 29, 2012, in the Registration Statement (Form N-1A) of Buffalo Funds (comprised of Buffalo China Fund, Buffalo Discovery Fund (formerly Buffalo Science & Technology Fund), Buffalo Growth Fund, Buffalo Flexible Income Fund, Buffalo High Yield Fund, Buffalo International Fund, Buffalo Large Cap Fund, Buffalo Micro Cap Find, Buffalo Mid Cap Fund, and Buffalo Small Cap Fund) filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 33 under the Securities Act of 1933 (Registration No. 333-56018).

/s/Ernst & Young LLP

Kansas City, Missouri
June 28, 2012